FOR IMMEDIATE RELEASE

March 4, 2005

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   March 4, 2005……..

On March 4, 2005, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 56,698 square foot industrial building at 510 Production Avenue, Madison, (Huntsville) Alabama, for a purchase price of approximately $3,600,000.  The property is net-leased to FedEx Ground Package System, Inc., a subsidiary of Federal Express Corporation, for ten years.

The building was purchased from Regional Development of Alabama, Inc., a Florida corporation, which constructed the building for the tenant.  Stan Johnson Company acted as broker in this transaction.

According to Eugene W. Landy, President, “This latest acquisition marks the fifth industrial property added to Monmouth’s expanding portfolio of high-quality industrial properties net-leased to investment grade tenants in the current fiscal year.  We are very pleased with the quality of the acquisitions we have made thus far in 2005, and hope to continue the trend for the remainder of the year.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of thirty-eight industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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